Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAiLAR Technologies Named to the 2013 TSX Venture 50 for Third Consecutive Year

Victoria, B.C. and Portland, Ore. (February 14, 2013) - CRAiLAR Technologies Inc. ("CRAiLAR" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR(R), a natural fiber made from flax and other bast fibers, has been named to the 2013 TSX Venture 50, a list assembled based on quantitative measurement of top performing publicly traded companies on the TSX Venture Exchange. CRAiLAR was ranked ninth in clean tech sector. It is the third consecutive year the company has earned a position on the list.

"We are proud to have earned a place among the Venture 50 for the third year in a row," said Guy Prevost, CFO of CRAiLAR Technologies. "This recognition is a demonstration of continued investor support for the team's steadfast commitment to delivering the most unique natural fiber the world has seen in decades."

Outlined in a TMX Group release on Wednesday, the 2013 TSX Venture 50 was determined based on equal weighting of the following measures: market capitalization growth, share price appreciation, trading volume and analyst coverage. It is comprised of ten companies from each of five sectors: clean technology; mining; oil & gas; diversified industries; and technology & life sciences.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statement Disclaimer
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

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